EXHIBIT 10.1

FOURTH AMENDED AND RESTATED STOCKHOLDER AGREEMENT

This FOURTH AMENDED AND RESTATED STOCKHOLDER AGREEMENT (this “Agreement”), dated as of December 31, 2024, is by and between PennyMac Financial Services, Inc., a Delaware corporation (the “Company”), and HC Partners LLC, a Delaware limited liability company (“HCP”).

WHEREAS, the Company and HCP are parties to the Third Amended and Restated Stockholder Agreement, dated as of September 4, 2024 (the “Existing Agreement”);

WHEREAS, Section 11 of the Existing Agreement provides that no amendment of the Existing Agreement will be effective against the Company or HCP (each, a “Required Party”) unless such amendment is approved in writing by the party against whom such amendment is to be enforced;

WHEREAS, the Required Parties have agreed that the Existing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Agreement; and

WHEREAS, the Required Parties hereto wish to set forth their relative rights and obligations with regard to the elections of the Company’s Board of Directors and certain other rights.

NOW, THEREFORE, the Required Parties to this Agreement hereby agree that the Existing Agreement is amended and restated as follows:

§1.           DEFINITIONS. For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to HCP, (i) any person or entity (including trust(s)) directly or indirectly controlling, controlled by or under direct or indirect common control with HCP, (ii) any person or entity (including trust(s)) who is or was a member or other owner of HCP and has received a distribution of securities of the Company or its subsidiary from HCP, and (iii) each HCP Charitable Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under direct or indirect common control with”), as applied to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities, by contract or otherwise.

“HCP Charitable Entity” means each tax-exempt private foundation or public charity created by HCP or any of its Affiliates or principals, or with respect to which HCP or any of its Affiliates or principals is a disqualified person, and each sponsoring organization which maintains a donor advised fund which is separately identified by reference to contributions of HCP or any of its Affiliates or principals (as such terms are defined in the Internal Revenue Code of 1986, as amended).

“Board” means the Board of Directors of the Company.

“Nomination Date” means the date that is (i) 60 calendar days prior to the scheduled date of the annual or special meeting at which the directors of the Company are to be elected, or (ii) 30 calendar days prior to the date on which the initial solicitation of written consents in respect of the election of directors of the Company is scheduled.

“Shares” means shares of Common Stock of the Company held by HCP or its Affiliates.

“Voting Power” means the voting power of all of the then-outstanding shares of Common Stock of the Company with respect to matters on which stockholders generally are entitled to vote.

§2.           BOARD OF DIRECTORS; COMMITTEES.

2.1            Board Nomination Rights. In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), HCP shall have the right to nominate for election to the Board (i) two individuals if HCP, together with its Affiliates, beneficially holds Shares constituting 15% or more of the Voting Power as of the applicable Nomination Date and (ii) one individual if HCP, together with its Affiliates, beneficially holds Shares constituting 10% or more of the Voting Power as of the applicable Nomination Date; provided, however, that no Shares held or beneficially owned directly or indirectly by any entity that is an HCP Charitable Entity may or shall be included when calculating such 15% and/or 10% thresholds.

2.2            Board Nomination Procedures. To exercise its board nomination rights hereunder, HCP shall provide written notice to the Company no later than the applicable Nomination Date of the individual(s) that it has a right to nominate hereunder, which notice shall also contain all information with respect to each such individual that will be required to be included in the proxy statement to be circulated in respect of the election of such individual, provided that if HCP fails to provide written notice of its nominees prior to the Nomination Date, the directors nominated by HCP at the most recent election of directors of the Company shall be deemed nominated for purposes of this Section 2.2 as long as they remain eligible pursuant to laws and regulations applicable to the Company, and are willing, to serve as directors. Following the timely receipt of such written notice, the Company, provided that each such nominee is reasonably acceptable to the Board (not including the vote of such nominee for this purpose), shall (i) include such individual(s) as nominee(s) in the proxy statement and other proxy materials circulated with respect to the applicable election of directors, (ii) recommend in such proxy statement and materials that the stockholders of the Company vote in favor of the election of such nominee(s) to the Board, and (iii) otherwise use its best efforts to cause such nominee(s) to be elected to the Board.

2.3            Maximum Number of Directors. At all times prior to the termination of this Agreement, the Company shall cause the Board to consist of no more than 11 directors.

2.4            Committee Nomination Rights. As long as HCP is entitled to nominate at least one individual for election to the Board and at least one HCP nominee is serving as a director on the Board pursuant to this Agreement, each committee and subcommittee of the Board shall include one HCP designee as shall be specified by HCP from time to time if HCP elects to have an HCP designee serve on such committee or subcommittee, provided that such director is qualified to serve on such committee or subcommittee under the laws and regulations applicable to the Company, including, without limitation, the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

2.5            Certificate of Incorporation and Bylaws Consistent. The Company shall use its best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times neither the Certificate of Incorporation nor the Bylaws of the Company, nor any of the corresponding constituent documents of the Company’s subsidiaries contain any provisions inconsistent with the terms of this Agreement (including, without limitation, this Section 2) or which would in any way nullify or impair the terms of this Agreement or the rights of HCP hereunder. The Company shall not take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Section 2) or the rights of HCP hereunder.

§3.           CONSENT RIGHTS.

3.1            Agreements with Other Stockholders. In the event that the Company enters into or amends, modifies or waives (as distinct from a consent or approval provided for therein) any provision of a stockholder agreement between the Company and any other stockholder that involves the grant of rights to a stockholder that are superior, taking into account the impact of differences in levels of stockholding, regulatory status, noncompetition provisions and other similar matters (the “Contractual Superior Rights”), to those belonging to HCP under this Agreement, the Company shall offer HCP the opportunity to obtain such Contractual Superior Rights. The Company shall notify HCP prior to the time such rights become effective and shall afford it the opportunity for at least 20 days to determine whether or not it wishes to obtain such Contractual Superior Rights.

3.2            Charter Amendments. The Certificate of Incorporation of the Company, as amended from time to time in accordance with this Agreement (the “Charter”) shall not be amended in any manner that is adverse to HCP or its Affiliates without the prior written consent of HCP if HCP and its Affiliates hold, at the time of such amendment or repeal, Shares constituting 5% or more of the Voting Power. Article IX of the Charter shall not be amended or repealed, and no provision that is inconsistent with such Article IX shall be adopted, in any manner without the prior written consent of HCP if HCP and its Affiliates hold any Shares at such time.

3.3            By-law Amendments. The by-laws of the Company shall not be amended or repealed in any manner that is adverse to HCP or its Affiliates without the prior written consent of HCP if HCP and its Affiliates hold, at the time of such amendment or repeal, Shares constituting 5% or more of the Voting Power.

§4.           RESERVED.

§5.           AGGREGATION OF AFFILIATES. Notwithstanding anything in this Agreement to the contrary, if voting power of shares of stock of the Company is held by HCP and one or more of its Affiliates (excluding any HCP Charitable Entity), or by more than one Affiliate of HCP (excluding any HCP Charitable Entity), then all nominations, consents and actions required or permitted to be given, made or taken by HCP pursuant to this Agreement shall be given, made or taken by the parties holding a majority of such voting power held by HCP and its Affiliates (excluding any HCP Charitable Entity). The Company and its officers shall be entitled to rely on any notice, consent, waiver or instructions executed by either (i) such parties holding a majority of such voting power or (ii) by the HCP Designee if such designee certifies that the requisite approval of such parties has been obtained, without inquiry and without requiring substantiating evidence of any kind. HCP shall be the initial “HCP Designee.” The party acting as the HCP Designee may be changed by HCP by providing notice of such change to the Company.

§6.           SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

§7.           ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the Required Parties hereto with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the Required Parties, written or oral, which may have related to the subject matter hereof in any way.

§8.           SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the Company and HCP and their respective successors and permitted assigns.

§9.           COUNTERPARTS. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

§10.         NOTICES. Any notice provided for in this Agreement will be in writing and will be deemed properly delivered if either personally delivered or sent by overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid to the recipient (a) if to HCP, at HC Partners LLC, 59th Floor, John Hancock Tower, 200 Clarendon St., Boston MA 02116, Attention: Jonathon S. Jacobson and Jennifer L. Stier, or at any other address provided by HCP and (b) if to the Company, at 3043 Townsgate Road, Westlake Village, California 91361, Attention: Derek W. Stark, with a copy to Goodwin Procter LLP, 601 Marshall Street, Redwood City, California 94063, Attention: Bradley C. Weber. Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, 3 days after being mailed as described above.

§11.         AMENDMENT AND WAIVER. No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or HCP unless such modification, amendment or waiver is approved in writing by the party against whom such modification, amendment or waiver is to be enforced. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

§12.         TERMINATION. This Agreement will terminate at such time as HCP, together with its Affiliates, first fails to beneficially hold any equity securities of the Company.

§13.         GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

§14.         DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

§15.         CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Required Parties to express their mutual intent, and no rule of strict construction will be applied against any party.

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IN WITNESS WHEREOF, the Required Parties hereto have executed this Fourth Amended and Restated Stockholder Agreement on the day and year first above written.

PENNYMAC FINANCIAL SERVICES, INC.

By:	/s/ Derek W. Stark
Name:	Derek W. Stark
Title:	Senior Managing Director, Chief Legal Officer and Secretary

HC PARTNERS LLC

By:	/s/ Jennifer Stier
Name:	Jennifer Stier
Title:	Manager

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